Exhibit 10.5

UAL Corporation

Success Sharing Program —

Profit Sharing Plan

I.                                         Plan Purpose

A.                                   General.  In connection with the reorganization under Chapter 11 of the United States Bankruptcy Code of UAL Corporation (the “Company”) and its Affiliates (collectively “United”), United employees have agreed to reductions in pay and benefits as well as work rule changes designed to reduce costs and improve the Company’s financial position.  The purpose of this Success Sharing Program — Profit Sharing Plan (the “Plan”) is to align the interests of United employees with the Company’s financial goals by awarding all Qualified Employees eligible to receive an allocation for an Award Year with a defined share of the Company’s profits if the Company’s Pre-Tax Profit exceeds the Annual Plan Threshold for a fiscal year.

B.                                     Collective Bargaining.  As it relates to Qualified Employees who are in the class or craft of employees covered by a collective bargaining agreement with the Employer pursuant to which the Employer has agreed to provide such Qualified Employees with participation in a profit sharing bonus plan, this Plan is maintained pursuant to such agreement.

C.                                     Cash Bonus Plan.  The Plan is a cash bonus plan and is not intended to be (and will be not construed and administered as) an employee benefit plan within the meaning of ERISA. The Plan is intended to be a discretionary cash bonus plan and payments under the Plan will not constitute a part of an employee’s regular rate of pay for any purpose, provided, however, all Awards will be paid to Qualified Employees in accordance with the terms of the Plan and the applicable collective bargaining agreements.  Except to the extent specifically provided under a particular pension, insurance, profit sharing, retirement welfare or other employee benefit plan or arrangement maintained or contributed to by the Company or an Affiliate, the payments to an employee under the Plan will not be treated as “salary,” “wages,” or “cash compensation” to the employee for the purpose of computing benefits to which the employee may be entitled under any such plan or arrangement.

D.                                    Effective Date.  The Plan shall commence on January 1, 2006.

E.                                      Term.  The provisions of the Plan shall continue indefinitely subject to termination by the Company, or, as it relates to any Collective Bargaining Employee, subject to termination pursuant to the terms of a collective bargaining agreement.

F.                                      International Employees.  The Company does not intend to extend participation in the Plan to International Employees.

G.                                     Definitions.  Unless otherwise specified, the capitalized terms under the Plan have the meanings given below:

AFA Employee Group.  “AFA Employee Group” means the Qualified Employees who are in the class or craft of employees covered by the collective bargaining agreement between the Employer and the Association of Flight Attendants (“AFA”).

Affiliate.  “Affiliate” means each entity, corporate or otherwise, in which the Company, directly or indirectly, owns or controls a greater than 80% interest.

ALPA Employee Group.  “ALPA Employee Group” means the Qualified Employees who are in the class or craft of employees covered by the collective bargaining agreement between the Employer and the Air Lines Pilots Association, International (“ALPA”).

AMFA Employee Group.  “AMFA Employee Group” means the Qualified Employees who are in the class or craft of employees covered by the mechanics collective bargaining agreement between the Company and the Aircraft Mechanics Fraternal Association (“AMFA”).

Annual Plan Threshold.  Except as provided in Appendix C for certain groups of Qualified Employees, “Annual Plan Threshold” means ten million dollars ($10,000,000).

Award.  “Award” means the dollar value of the award payable to a Qualified Employee for an Award Year as determined under the Plan.

Award Year.  “Award Year” means the Plan Year for which a profit sharing Award, if any, is determined under the Plan.

Board.  “Board” means the Board of Directors of the Company.

Bonus Pool.  “Bonus Pool” means the aggregate amount available for distribution as profit sharing Awards as determined under Paragraph III.A, or, if applicable, Appendix C.

Code.  “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).

Collective Bargaining Employee.  “Collective Bargaining Employee” means an employee who (i) is in the class or craft of employees subject to the provisions of a collective bargaining agreement between the Employer and the representative of such class or craft of employees, and (ii) is on the Employer’s United States payroll.

Committee.  “Committee” means the Human Resources Subcommittee of the Board or such other committee appointed by the Board to exercise the powers and perform the duties assigned to the Human Resources Subcommittee under this Plan.

Company.  “Company” means UAL Corporation.

Disability.  “Disability” means the Qualified Employee has been determined to be disabled under the Employer’s long-term disability plan in which such Qualified Employee participates, under the union-sponsored long-term disability plan in which such Qualified Employee participates, or by the Company pursuant to Plan Rules.

Employer.  “Employer” means the Company and each Affiliate which is identified in Appendix A as may be revised from time to time by the Company.

Engineering Group.  “Engineering Group” means the Qualified Employees who are in the class or craft of employees covered by the collective bargaining agreement between the Company and the International Federation of Professional and Technical Engineers (“IFPTE”).

ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended, including any related regulations.

Flight Dispatcher Group.  “Flight Dispatcher Group” means the Qualified Employees who are in the class or craft of employees covered by the collective bargaining agreement between the Company and the Professional Airline Flight Control Association (“PAFCA”).

Furlough.  “Furlough” means a Qualified Employee’s termination of employment with the Employer in connection with which such Qualified Employee has reemployment rights, or, in the case of a Collective Bargaining Employee, such other employment action as may be defined as a “furlough” in the applicable collective bargaining agreement.

IAM Employee Group.  “IAM Employee Group” means the Qualified Employees who are in the class or craft of employees covered by the security officers, food service, ramp and stores, fleet technical instructors and related employees, maintenance instructors, or public contact employees’ collective bargaining agreements between the Company and the International Association of Machinists and Aerospace Workers, District 141 (“IAM 141”).

IAM Mileage Plus Employee Group.  “IAM Mileage Plus Employee Group” means the Qualified Employees who are in the class or craft of employees covered by the collective bargaining agreement between the IAM 141 and Mileage Plus, Inc.

International Employee.  “International Employee” means any regular full-time or regular part-time employee of an Employer whose regular work is in a location outside of the United States but does not include such employees in the AFA Employee Group or who are designated by the Company as expatriates.

Management Employee.  “Management Employee” means an individual (i) who is classified by the Employer as a Management Employee (on other than a temporary reclassification basis), (ii) whose employment is for an indefinite period, (iii) who is employed in an Employer established job classification not covered by a collective bargaining agreement, and (iv) who is on the Employer’s U.S. payroll.

Management and Salaried Employee Group.  “Management and Salaried Employee Group” means the Qualified Employees of the Employer who are classified as either a Management Employee or Salaried Employee.

Meteorologist Employee Group.  “Meteorologist Employee Group” means the Qualified Employees who are in the class or craft of employees covered by the collective bargaining agreement between the Company and the Transport Workers Union of America (“TWU”).

Officer.  “Officer” means a Management Employee who is (i) an “officer” of the Company as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Rule 16a-1(f)”), or (ii) a designated senior officer of the subsidiaries of the Company, including any officer of United Air Lines, Inc. who is an “officer” of the Company under Rule 16a-1(f) or who reports directly to the Chairman or the CEO.

Plan Rules.  “Plan Rules” means rules, procedures, policies or practices established by the Company (or the Committee) with respect to the administration of the Plan, which need not be reflected in a written instrument and may be changed at any time without notice.

Plan Year.  “Plan Year” means the 12-month period that corresponds to the Company’s fiscal year.

Pre-Tax Profit.  “Pre-Tax Profit” means the Company’s consolidated net earnings as determined under U.S. generally accepted accounting principles and reported in regulatory filings, but adjusted as determined by the Committee to exclude any items (whether gains or losses) otherwise included therein relating to (i) unusual, special, extraordinary or nonrecurring charges, (ii) charges with respect to the grant, exercise or vesting of equity awards or options granted to employees of the Company or any Affiliate, (iii) expensed Awards under this Plan (whether or not yet paid), and (iv) consolidated federal, state and local income tax expenses.

Qualified Employee.  “Qualified Employee” means all employees of the Employer who during an Award Year are classified as regular full-time or regular part-time employees, but shall exclude the following:

1.                                       Collective Bargaining Employees who are covered by a collective bargaining agreement which does not expressly provide for coverage under a profit sharing bonus plan such as the Plan; and

2.                                       International Employees.

Retirement.  “Retirement” means the Employee has retired in accordance with the Employer’s employment policies and regulations.

Salaried Employee.  “Salaried Employee” means an individual (i) who is classified by the Employer as a regular full-time or regular part-time Salaried Employee (on other than a temporary reclassification basis), (ii) who is employed in an established job classification not covered by a collective bargaining agreement, and (iii) who is on the Employer’s U.S. payroll.

Year of Service.  “Year of Service” means one or more whole years from a Qualified Employee’s most recent seniority date maintained on the Employer’s employment records to the earlier of the employee’s termination of employment with the Employer and Affiliate or the determination date.

Wages.   “Wages” has the meaning provided in Paragraph III.C.

II.            Participation.

A.                                   Eligibility.  All Qualified Employees are eligible to participate under the Plan.

B.                                     Termination of Employment.   In order to be entitled to receive payment of an Award for an Award Year, a Qualified Employee must be employed through the end of the Award Year and following the Award Year and through the payment date, except as follows:

1.                                       All Qualified Employees are entitled to payment of an Award if their employment is involuntarily terminated (including Furlough), other than for Cause, during the Award Year or after the Award Year and prior to the payment date.

2.                                       All Qualified Employees are entitled to payment of an Award if their termination of employment during an Award Year or after the end of the Award Year and prior to the payment date, is on account of death, Disability or Retirement.

3.                                       All Qualified Employees are entitled to payment if their termination of employment is voluntary and occurs after the end of the Award Year and prior to the payment date.

4.                                       The Company (or the Committee, in case of Awards payable to Officers) may in its sole discretion pay an Award to a Qualified Employee who is not otherwise entitled to receive an Award because his or her termination of employment occurred during the Award Year.

C.                                     Employee Classifications.  The designation of an individual as an employee of an Employer within the meaning of the Plan, or as a person who is not an employee of an Employer or as being within a particular employee classification will be conclusive for all purposes of this Plan.  For purposes of this Plan, a temporary reclassification or special assignment will be disregarded for purposes of determining a Qualified Employee’s classification.  No reclassification of an individual as an employee of an Employer, whether by judicial or administrative action or otherwise, will be effective to qualify the individual as a Qualified Employee under this Plan except as the Company agrees, and no reclassification will be given retroactive effect, except as the Company agrees.

III.                                 Profit Sharing Awards.

A.                                   Bonus Pool.  After the end of each Award Year, if the Company’s Pre-Tax Profit exceeds the specified Annual Plan Threshold for that year, a Bonus Pool will be established in an aggregate amount equal to the following percentage of the Company’s Pre-Tax Profit for the specified Award Year.

Year	Percentage
2006	7.5%
2007 and thereafter	15.0%

B.                                     Allocation of Bonus Pool.  Once the Bonus Pool (established under Paragraph III.A) is determined for an Award Year, each Qualified Employee who:  (1) is a member of the ALPA Employee Group, the AMFA Employee Group, the IAM Employee Group, the Engineering Group, the Flight Dispatcher Employee Group, the Management and Salaried Group, the Meteorologist Employee Group, or the AFA Group; and (2) has completed a Year of Service as of December 31 of the Award Year is entitled to an Award equal to such portion of the Bonus Pool that is in the same proportion as his or her Wages for the Award Year bears to the total Wages for the Award Year of all Qualified Employees who are eligible to receive an Award payment for the Award Year under this Paragraph III.B. Awards for Qualified Employees who are in the IAM Mileage Plus Employee Group are described in Appendix C.

C.                                     Wages.  Wages for a Plan Year will be determined as follows:

1.                                       Compensation Included.  “Wages” will only include compensation paid (or payable) during a Plan Year to a Qualified Employee for the period he or she is a Qualified Employee and shall include the items listed in Appendix B as included in Wages.  Wages will include compensation not paid as a result of an earnings reduction election made by the Qualified Employee under a Code Sec. 125 cafeteria plan or under any qualified cash or deferred arrangement under Code Sec. 401(k).

2.                                       Exclusions.  “Wages” will not include the items of compensation or other payments listed in Appendix B as excluded from Wages.

3.                                       Reemployment.  In the event a Qualified Employee terminates employment and is reemployed by an Employer, such employee’s Wages will include amounts paid during the applicable Plan Year, both prior to the termination and following such reemployment.

4.                                       Determination of Wages.  The Company’s Senior Vice President — Human Resources will determine, in his or her discretion (subject to a contrary requirement under any applicable collective bargaining agreement determination under any applicable collective bargaining agreement grievance procedure in the case of a Collective Bargaining Employee), whether an item of compensation is included or excluded from the definition of “Wages.”

D.                                    Time of Payment.  Award payments will be made following determination of the Company’s Pre-Tax Profit for the fiscal year, but not later than March 15 or as soon as administratively practicable thereafter.  Notwithstanding the foregoing, the Committee may, in its reasonable discretion, vary the time for making the payments provided in Paragraph E above, provided such modification does not cause the payments to become subject to the tax under Section 409A of the Code.  Nothing herein shall be construed to grant the Participant or any beneficiary the right to elect a modification of the time for receiving payments hereunder.

E.                                      Payment Methods.  Each Qualified Employee entitled to an Award will receive payment of the Award in cash, subject to such employee’s right, if any, to elect to defer receipt of a portion of such cash payment as may be permitted under any Employer-sponsored 401(k) plan in which the Qualified Employee is eligible to participate.  Payment is subject to any applicable withholding taxes and other amounts the Company reasonably determines it is obligated to withhold or deduct pursuant to federal, state or local laws.  Notwithstanding the foregoing:

1.                                       The Committee shall have the right, in its reasonable discretion, to vary the form of payment of Awards payable to Officers by payment in Company common stock.  In the event the Company reasonably anticipates that the Company’s deduction with respect to a payment otherwise would be limited or eliminated by application of Section 162(m) of the Code, the Committee may enter into an agreement with an Officer to provide payment of an Award on a deferred basis through a bookkeeping account, the value of which may be determined by reference to Company stock, provided such written deferred payment arrangement complies with the requirements of Section 409A of the Code, including the requirement that the payment be made either at the earliest date at which the Company reasonably anticipates the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code or the calendar year in which the officer separates from service with the Company and all affiliates.

2.                                       Payment of Awards for any employee group shall be made as a profit sharing contribution to the applicable Employer-sponsored 401(k) plan if required under the terms of the applicable collective bargaining agreement or, in the case of the Management and Salaried Employee Group, if so determined by the Company.

IV.                                Plan Administration.

A.                                   Plan Administration.  The Company or its delegate has the authority and responsibility to manage and control the general administration of the Plan, except as to matters expressly reserved in the Plan to the Committee.  Determinations, decisions and actions of the Company or, if applicable, the Committee, in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any Qualified Employee and any person claiming under or through the Qualified Employee.  No employee of an Employer, any member of the Board, any delegate of the Board, or any member of the Committee will be liable for any determination, decision, or action made in good faith with respect to the Plan or any Award made under the Plan.

B.                                     Human Resources Subcommittee.  The Human Resources Subcommittee has the sole authority and responsibility to administer Awards payable to Officers.

V.                                    Amendment or Termination.

A.                                   Authority to Amend or Terminate Plan.  The Plan may at any time be amended, modified, suspended or terminated, as the Company in its sole discretion determines. Such amendment, modification, or termination of the Plan will not require any notice or the consent, ratification, or approval of any party, including any Qualified Employee who is then eligible to participate in the Plan.

B.                                     Authority to Amend Awards.  The Committee may reduce an Award payable to an Officer, and the Company may reduce any Award other than an Award payable to an Officer, prior to the payment of the Award to the extent it deems necessary or appropriate to comply with laws, including applicable securities laws, local laws outside the United States and the pooling of interests requirements in connection with a merger, provided that nothing in this Paragraph affects the rights of Collective Bargaining Employees under the applicable collective bargaining agreements to an Award.

VI.                                Miscellaneous.

A.                                   No Contract of Employment, etc.  Neither this Plan nor any award under the Plan constitutes a contract of employment and participation in the Plan will not give any employee the right to be retained in the service of the Company or any Affiliate or to continue in any position or at any level of compensation. Nothing contained in the Plan will prohibit or interfere with the Company’s or an Affiliate’s right to assign projects, tasks and responsibilities to any employee or to alter the nature of the Company’s or an Affiliate’s rights with respect to the employee’s employment relationship, including the right to terminate any employee at any time, with or without prior notice, and for any reason within the constraints of existing law.

B.                                          Governing Law.  The validity, construction, interpretation, administration and effect of the Plan and any rules,regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the United States and the State of Illinois, notwithstanding the conflicts of law principles of any jurisdiction.

C.                                     Conflict.  Notwithstanding anything to the contrary in the Plan, the Plan Rules or Plan administration, the Employer’s obligations to Collective Bargaining Employees shall be governed by the applicable collective bargaining agreements, and any conflict between the terms of the Plan, the Plan Rules or Plan administration and the applicable bargaining agreements with respect to Collective Bargaining Employees shall be resolved in favor of the Employer’s obligations under the applicable collective bargaining agreements.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf, effective as of January 1, 2006.

                                UAL CORPORATION

By:	/s/	Frederic F. Brace

	Name:	Frederic F. Brace

	Title:	Executive Vice President
and Chief Financial Officer

Appendix A

Participating Affiliates

Name	Commencing	Ending

United Air Lines, Inc.	1/1/06

Mileage Plus, Inc.	1/1/06

Appendix A - 1

Appendix B

Wages

B-1.  Inclusions.  For purposes of Paragraph III.C.1. the following items are included in the definition of Wages:

•                  base pay

•                  overtime pay

•                  holiday pay

•                  longevity pay

•                  sick pay

•                  lead/purser/service director pay

•                  high skill premium/longevity pay

•                  language premium

•                  international and night flying premium pay

•                  pay for time taken as vacation

•                  payment for accrued vacation not taken as vacation when paid on account of (i) a leave or (ii) a termination of employment due to a reduction in force or for military leave

•                  shift differential pay

•                  back pay (other than judicial or administrative awards of grievance pay or back pay or settlement thereof)

•                  delayed activation pay

•                  bypass pay

•                  check pilot premium pay

•                  double town salary expense

•                  senior/junior manning pay

•                  operational integrity pay

•                  temporary reclass pay

•                  Hawaiian override

B-2.  Exclusions.  For purposes of Paragraph III.C.2. the following items are excluded in the definition of Wages:

•                  deferred compensation (other than pursuant to Code Sec. 125 or 401(k))

•                  moving expense and similar allowances

•                  KERP I and KERP II awards

•                  performance incentive awards, profit sharing awards or sales incentive awards

•                  expense reimbursements and per diems

•                  severance, termination pay and related payments

•                  payment for accrued vacation time not taken as vacation when paid on account of termination of employment, other than on account of a reduction in force or for a military leave

•                  disability and workers compensation payments

•                  duty-free commissions

•                  recognition lump sums

Appendix B - 1

•                  flight expense

•                  retropay created by execution of a collective bargaining agreement, unless the collective bargaining agreement requires inclusion

•                  reimbursable cleaning

•                  Employer contributions to employee benefit plans

•                  solely for purposes of making an award payment under this Plan, judicial or administrative awards for grievance pay or back pay (including settlements thereof)

•                  imputed income for employee or dependent life insurance coverage

•                  imputed income from pass service charges

•                  taxable travel

•                  imputed income from domestic partner benefits

•                  cash payments made pursuant to any agreement, program, arrangement or plan designed to compensate an employee for amounts that may not be credited or allocated to the employee under a qualified retirement plan due to limitations imposed by tax laws

•                  taxable fringe benefits, including taxable reimbursement of insurance premiums

•                  expatriate allowances

•                  hiring bonuses or other special payments relating to the initiation of employment

•                  amounts realized with respect to restricted stock, non-qualified stock options or stock appreciation rights

•                  lost luggage advance

•                  interest payments

•                  taxable distributions of UAL common stock or notes (including cash in lieu of such stock or notes) made in connection with UAL Corporation’s confirmed plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code

•                  payments made to employees domiciled outside of the United States that are in lieu of Employer contributions to a retirement plan.

B-3.  Special Crediting Rule.  For purposes of allocating Wages earned by a Qualified Employee for services rendered during a Plan Year but received following termination of employment, such Wages will be treated as received on the Qualified Employee’s last day of employment with the Employer.

Appendix B - 2

Appendix C

Special Award Provisions

C-1         Purpose and Application.  The purpose of this Appendix C to the UAL Corporation Success Sharing Program — Profit Sharing Plan is to modify and supplement the provisions of the Plan as they relate to Qualified Employees who are in the IAM Mileage Plus Employee Group.

C-2         Annual Plan Threshold.  For purposes of this Appendix C, the Annual Plan Threshold means 10% of the Company’s Net UAL Revenue for the specified Award Year, where “Net UAL Revenue” means the Company’s consolidated Operating Revenues less “Regional affiliates” expense, both as determined under U.S. generally accepted accounting principles and reported in regulatory filings.

C-3         Bonus Pool.  For purposes of this Appendix C, after the end of each Award Year, to the extent that the Company’s Pre-Tax Profit exceeds the specified Annual Plan Threshold under Section C-2 for that Year, a Bonus Pool will be established in an aggregate amount equal to fifteen percent (15%) of the Company’s Pre-Tax Profit that is in excess of the Annual Plan Threshold for that Award Year, but not in excess of an amount equal to eight percent (8%) of the aggregate Wages of all Qualified Employees eligible to receive payment of an Award for such Award Year under this Appendix C.  The IAM Mileage Plus Employee Group will be allocated 0.078625% of the Bonus Pool, and the Qualified Employees in the IAM Mileage Plus Employee Group will receive an allocation of the Bonus Pool as determined by the IAM 141.

Appendix C - 1